EXHIBIT 10.104

AGREEMENT

This Agreement (the "Agreement") is made and entered into as of January 1, 2002 between Puget Sound Energy, Inc. ("PSE") and Puget Energy, Inc. ("Puget Energy"), both Washington corporations (PSE and Puget Energy collectively, the "Company"), and Stephen P. Reynolds (the "Executive"). The term "Parties" refers to the Company and the Executive.

WITNESSETH

WHEREAS, the Company desires to employ Executive as President and Chief Executive Officer and Executive desires to be so employed; and WHEREAS, the Company and Executive desire to set forth in writing the terms of their agreement with respect to Executive's employment; NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties agree as follows:

SECTION 1

Employment

The Company will employ Executive as President and Chief Executive Officer and Executive hereby accepts such employment, upon the terms and conditions set forth in this Agreement. Effective upon execution of this Agreement, Executive will be elected to the Company's Board of Directors and, during the term of this Agreement, will be recommended by the Company for reelection to such Board of Directors.

SECTION 2

Term

Executive's employment will commence as of January 1, 2002, and, subject to the termination provisions of Section 7, will continue for an initial term of three (3) years. Thereafter, Executive's employment will be automatically renewed on terms no less favorable to Executive as described herein for successive one-year terms, unless notice of termination is given by either Party to the other at least one hundred eighty (180) days before the expiration of the then current term.

SECTION 3

Duties

Executive will perform such duties which are assigned to him as are consistent with his position as President and Chief Executive Officer and will be given such powers and authority as may be needed to carry out those duties. Executive will devote substantially all of his business time, attention and energy to the business and affairs of the Company and its affiliates. Executive may participate in other businesses as outside director or investor, provided that Executive shall not actively participate in the operation and management of such businesses. The employment relationship will also be governed by the general employment policies and practices of the Company reasonably adopted from time to time, except to the extent inconsistent and in conflict with the terms of this Agreement.

SECTION 4

Compensation

(a) Base Salary

The Company will pay Executive an annual base salary of Six Hundred Fifty Thousand Dollars ($650,000), which will be reviewed annually and may be increased at the discretion of the Board. Executive's annual base salary will be payable in equal installments not less frequently than monthly.

(b) Annual Incentive Bonus and Equity Awards

The Executive shall participate in the Company's annual incentive bonus program with a target bonus of at least 55% of base salary and a maximum potential bonus of at least 110% of Base Salary. The bonus payments will be tied to the Company's annual earnings per share goals established by the Compensation Committee for participants in the Company's annual incentive goals program, as modified for executive officers by the Company's performance on the Service Quality Indices established by the Washington Utilities and Transportation Commission, or such other goals as may be established by the Compensation Committee. Notwithstanding the foregoing sentence, Executive will receive not less than Three Hundred Twenty-five Thousand Dollars as his annual incentive bonus for 2002. Executive will be granted annual share awards under the Company's Long Term Incentive Plan ("LTIP") valued at not less than 150% of base salary, and may be funded from 0% to 175% of such grant at the end of each four year cycle under the LTIP, depending on the Company's performance. If the Company adopts new annual incentive bonus plans or programs or new equity-based incentive compensation plans or programs in substitution for the LTIP awards, Executive shall be granted awards of comparable value under such plans or programs.

(c) Stock Options

As an inducement to Executive to accept employment with the Company, the Company will grant to Executive the following:

A non-qualified option to purchase one hundred and fifty thousand (150,000) shares of common stock of the Company. This option will be granted as of January 7, 2002 and will have an exercise price equal to the fair market value of the common stock on the date of grant. The option granted under this Section 4(c) will have a term of ten years and will vest over a period of four (4) years from January 1, 2002 at twenty-five percent (25%) per year.

(d) Performance-Based Retirement Equivalent Grants and Stock Account

        (i) As inducement to Executive to accept employment with the Company and in lieu of participation in the Company’s Supplemental Executive Retirement Plan, the Company will grant to Executive:

(A)	A non-qualified option to purchase one hundred and fifty thousand (150,000) shares of common stock of the Company. The option under this Section 4(d) will be granted as of January 7, 2002 and will have an exercise price equal to the fair market value of the common stock on the date of grant. The option granted under this Section 4(d) will have a term of ten years and will vest over a period of five (5) years from January 1, 2002 at twenty percent (20%) per year and,

(B)	Fifty thousand (50,000) restricted shares of common stock of the Company as pf January 8, 2002. The restrictions on the shares will lapse over a period of five (5) years from January 1, 2002 at twenty percent (20%) per year.

        (ii) Additionally, as further consideration in lieu of participation in the Company’s Supplemental Executive Retirement Plan, Executive shall be granted performance-based stock equivalents into a deferred compensation account under the Company’s deferred compensation plan (“Performance-Based Retirement Equivalent Stock Account”) in January of each year during the term of this Agreement, commencing on January 1, 2003, calculated as the number of shares obtained by taking fifteen percent (15%) of Executive’s actual base salary and incentive bonus for the calendar year preceding each grant and dividing such amount by the average of the per share closing prices of the common stock of the Company reported on the New York Stock Exchange on October 31, November 30 and December 31 of the year preceding the grant. The stock equivalents in the Performance-Based Retirement Equivalent Stock Account will be entitled to the same dividends as are declared on the common stock of the Company, which will be reinvested in common stock of the Company and credited to Executive’s Performance-Based Retirement Equivalent Stock Account. The stock equivalents will vest over a period of seven (7) years from January 1, 2002 at fifteen percent (15%) per year during the first six (6) years, with the balance vesting during the seventh (7th) year.

SECTION 5

Benefits

Executive shall be entitled to participate in the Company's benefit plans for salaried Executives and for executives, including without limitation the Supplemental Disability Plan for Executive Employees, the Supplemental Death Benefit Plan for Executive Employees, the Company's medical, disability and life insurance programs, the Company's 401(k) plan and qualified retirement plans, matching Company contributions with respect to plans, the Company's Deferred Compensation Plan and the like, in accordance with their terms, each of which may be amended from time to time, and any other benefit plans now or hereafter available to the Company's executive officers, but excluding the Supplemental Executive Retirement Plan,. Except for participation in the Supplemental Executive Retirement Plan, the Company shall provide Executive with medical, life and disability insurance benefits, and other executive benefits, with terms and provisions substantially as favorable to Executive as those provided to other executive officers of the Company. The Company may prospectively amend, eliminate or add to these insurance and benefit programs at any time, in its sole discretion. Executive shall be entitled to paid time off in accordance with Company policies for officers.

SECTION 6

Expenses

The Company will reimburse Executive for travel, entertainment and other expenses reasonably incurred by him in connection with his employment under this Agreement. In addition, the Company will provide Executive with relocation benefits of the type outlined on Exhibit A hereto (with final benefits to be agreed by the Parties in good faith) and will pay Executive Fifty Thousand Dollars ($50,000) within ten days of Executive's commencement of his duties hereunder, together with such additional amount as is necessary to compensate Executive for additional federal income tax payable by Executive with respect to such payment, in lieu of other miscellaneous relocation expenses not specifically covered in Exhibit A.

SECTION 7

Termination of Employment; Change in Control

(a) Termination Without Cause

        (1) The Company may terminate Executive's employment at any time without Cause (as defined in Section 7(b) below).

        (2) In the event the Company terminates Executive's employment without Cause, the Company will:

(A)	pay Executive a severance benefit equal to two times his then current annual base salary and target annual incentive bonus; and

(B)	accelerate two years of vesting under Executive's Performance- Based Equivalent Grants and Stock Account under Section 4(d) and

(C)	accelerate vesting under the stock options granted to Executive under Section 4(c) to the date of termination.

(b) Termination for Cause

The Company, acting through its Board of Directors, may terminate Executive's employment for Cause. For the purposes of this Agreement, "Cause" shall mean a finding by the Board of Directors that the Executive willfully engaged in illegal or grossly wrongful misconduct that results in financial detriment materially and demonstrably injurious to the Company. No act on Executive's part shall be considered "willful" unless he has acted with an absence of good faith and without a reasonable belief that his action was in or not opposed to the interest of the Company. Executive shall have the opportunity to appear before the Board within 60 days, with legal representation if he so chooses, to present arguments and evidence on his own behalf. If the Board generally fails to comply with the provisions of this section, any termination of employment by the Company shall be deemed a termination without Cause for all purposes of this Agreement. If the Board of Directors of the Company terminates Executive's employment for "Cause," the Company shall be obligated to pay to Executive any amounts due Executive under Sections 4 and 5 of this Agreement through the date of such termination and Executive will be entitled to retain the vested portion of his stock option and restricted stock grants made pursuant to Sections 4(c) and (d) and the vested portion of his Performance-Based Retirement Equivalent Stock Account

(c) Termination with Good Reason

If anytime during the term of this Agreement Executive terminates his employment with Good Reason, Executive shall be entitled to the same payments and benefits provided for in Section 7(a) of this Agreement. For purposes of this Agreement, "Good Reason" shall mean:

(i)	the assignment to Executive of any duties inconsistent with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibility as contemplated by Sections 1 and 3 or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive;

(ii)	any failure by the Company to comply with the provisions of this Agreement, other than an isolated, insubstantial and inadvertent failure not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive;

(iii)	the Company’s requiring Executive to be based at any location other than its corporate headquarters or relocating the corporate headquarters more than 25 miles from Bellevue, Washington; or

(iv)	any failure by the Company to assign this Agreement to a successor to the Company or the failure of a successor to explicitly assume and agree to be bound by this Agreement.

A reasonable determination by Executive that any of the foregoing events has occurred and constitutes Good Reason shall be conclusive and binding for all purposes.

(d) Death or Disability

In the event of Executive's death or Disability, Executive or his estate shall be paid his base salary earned through the date of such termination, his annual incentive bonus at the target level pro-rated through the date of termination, the death and disability benefits as defined in the LTIP and the vested portion of the Performance-Based Retirement Equivalent Stock Account, stock options and restricted stock. The Executive or his estate shall also be entitled to any benefits provided for in the event of death or Disability under Company disability insurance plans, life insurance and other benefit plans for executives. "Disability" means a physical or mental condition which renders Executive unable or incompetent to carry out his material job responsibilities or the material duties to which Executive was assigned at the time the disability was incurred, which has lasted for at least three months and which in the opinion of a physician mutually agreed upon by the Company and Executive (provided that neither party shall unreasonably withhold agreement) is expected to last for an indefinite duration or a duration in excess of six months.

(e) Change of Control

Upon a Change in Control (as defined below) of Puget Energy, the Company will:

(A)	pay Executive an amount equal to three times his then current base salary and target annual incentive bonus; and

(B)	accelerate vesting of all grants under the stock option and restricted stock awards made pursuant to Section 4(c) and (d), the LTIP and Executive’s Performance-Based Equivalent Stock Account; and

(C)	continue Executive’s medical, dental, disability, life and other insurance benefits in existence at the time of any termination of his employment upon or after the Change of Control, at the Company’s expense, for a period of three years or until he obtains similar coverage through another employer, whichever occurs first.

Executive may, by giving written notice to the Company at least 120 days prior to receipt of regulatory approval from the Washington Utilities and Transportation Commission for the Change of Control, may elect to have the LTIP award payments, the stock option gain, the restricted stock awards, and the severance payments, as described in 7(e)(A), or any of them, transferred to the Company's Deferred Compensation Plan or any successor deferred compensation plan or may elect to change any prior deferral election with respect to such payments.

For purposes of this Agreement, a Change in Control shall mean the occurrence of any one of the following actions or events:

(i)	The acquisition by any individual, entity or group of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act) of 20% or more of either (A) the outstanding Puget Energy common stock or (B) the outstanding Puget Energy voting securities; provided, however, that the following acquisitions shall not constitute a Change of Control: (x) any acquisition of securities by Puget Energy, (y) any acquisition of securities by any employee benefit plan (or related trust) sponsored or maintained by Puget Energy or any corporation controlled by Puget Energy, or (z) any acquisition by any corporation pursuant to a business combination, if, following such business combination, the conditions described in clauses (1), (2) and (3) of subsection (iii) of this Section 7(e) are satisfied; or

(ii)	A “Board Change” which, for purposes of this Agreement, shall have occurred if a majority of the seats on the Board are occupied by individuals who were neither (1) nominated by a majority of the Incumbent Directors nor (2) appointed by directors so nominated (“Incumbent Director” means a member of the Board who has been either (x) nominated by a majority of the directors of Puget Energy then in office or (y) appointed by directors so nominated, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board); or

(iii)	Approval by the shareholders of Puget Energy of a Business Combination (which means (A) a reorganization, exchange of securities, merger, consolidation or other business combination involving Puget Energy or (B) the sale or other disposition of all or substantially all the assets of Puget Energy or PSE) unless after giving effect to such Business Combination and any equity financing completed or contemplated in connection with or as a result of such Business Combination, (1) more than 66-2/3% of, respectively, the then outstanding shares of common stock of the corporation resulting from or effecting such Business Combination and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all the individuals and entities who were the beneficial owners, respectively, of the outstanding Puget Energy common stock and outstanding Puget Energy voting securities immediately prior to such Business Combination in substantially the same proportion as their ownership, immediately prior to such Business Combination, of the outstanding Puget Energy common stock and outstanding Puget Energy voting securities, as the case may be, (2) no Person (excluding Puget Energy and any employee benefit plan (or related trust) of Puget Energy or its affiliates) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from or effecting such Business Combination or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, and (3) at least a majority of the members of the board of directors of the corporation resulting from or effecting such Business Combination were Incumbent Directors at the time of the execution of the initial agreement or action of the Board providing for such Business Combination.

SECTION 8

Excise Taxes

If it shall be determined that any payment to Executive pursuant to this Agreement or any other payment or benefit from the Company, any affiliate of the Company or any successor to the Company would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any similar tax payable under any federal, state or foreign law, then the Company or its successor shall pay to Executive an amount equal to all such excise taxes and similar taxes, plus an amount equal to the federal income taxes and, if applicable any state or foreign income taxes, which will be payable by Executive as a result of this additional payment.

SECTION 9

No Mitigation

Executive shall not be required to mitigate the amount of any payment due hereunder by seeking other employment and, except as provided in the next sentence, the payments due hereunder shall not be affected by any other employment which Executive may obtain. If Executive accepts a position with another employer during the period for payment of Executive health and welfare benefits under Section 5, then the Company's obligation to pay such Executive benefits will cease as of the date of Executive's new employment, provided, however, that the Company will continue such benefits for the full period to the extent that they exceed the comparable benefits from such other employment. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others.

SECTION 10

Indemnification

The Company shall defend, indemnify and hold Executive harmless from any and all liabilities, obligations, claims or expenses which arise in connection with or as a result of Executive's service as an officer or Executive (or director if Executive is elected and serves as a director) of the Company and/or any of its affiliates and subsidiaries to the fullest extent allowed by law. The Company shall assure that Executive remains covered by the Company's policies of directors' and officers' liability insurance for six years following the date of termination.

SECTION 11

Noncompetition

During the term of his employment with the Company and for a period of two years following any voluntary termination by Executive without Good Reason, Executive shall not, without the prior written consent of the Company which shall not be unreasonably withheld, perform services for any person or entity engaged in the business of selling or distributing electric power or natural gas in the states of Washington, Oregon or Idaho in competition with the Company. Executive agrees that damages for breach of the covenants contained in this Section would be difficult to determine and therefore agrees that these provisions may be enforced by temporary or permanent injunction. The right to such injunctive relief shall be in addition to and not in place of any other remedies to which the Company may be entitled. Executive agrees that the provisions of this Section are reasonable. However, if any court of competent jurisdiction determines that any provision within this Section is unreasonable in any respect, the Parties intend that this Section should be enforced to the fullest extent allowed by such court.

SECTION 12

Payments and Disputes

The amounts specified in this Agreement, other than any payments which Executive has elected to receive in the form of a monthly annuity or has elected to defer under a deferred compensation plan, shall be paid by the Company no more than 30 days after the date of termination. In the event that any payments due hereunder shall be delayed for any reason for more than five business days from the date due, the amounts due shall bear interest at the rate of 12% per annum until paid.

Any dispute between the Parties hereto with respect to any of the matters set forth herein shall be submitted to binding arbitration in Seattle, Washington. Either Party may commence the arbitration by delivery of a written notice to the other, describing the issue in dispute and its position with regard to the issue. If the Parties are unable to agree on an arbitrator within 30 days following delivery of such notice, the arbitrator shall be selected by a Judge of the Superior Court of the State of Washington for King County upon three days' notice. Discovery shall be allowed in connection with any such arbitration to the same extent permitted by the Washington Rules of Civil Procedure but either Party may petition the arbitrator to limit the scope of such discovery, in which event the arbitrator shall determine the extent of discovery allowable in connection with the dispute in question. Except as otherwise provided herein, the arbitration shall be conducted in accordance with the rules of the American Arbitration Association then in effect for expedited proceedings. The award of the arbitrator shall be final and binding, and judgment upon an award may be entered in any court of competent jurisdiction. The arbitrator shall hold a hearing, at which the Parties may present evidence and argument, within 30 days of his or her appointment, and shall issue an award within 15 days of the close of the hearing. The Company will, regardless of the outcome, pay all reasonable fees and expenses, including attorneys' fees and the cost of any arbitrator, incurred by Executive in contesting or disputing any termination for Cause or in seeking to obtain or enforce any right or benefit provided by this Agreement.

SECTION 13

Beneficiary

If Executive dies prior to receiving all of the amounts payable to him in accordance with the terms of this Agreement, such amounts shall be paid to his surviving spouse unless Executive has designated another beneficiary in writing or, if there is no surviving spouse or other designated beneficiary, to his estate. Such payments shall be made in a lump sum to the extent so payable and otherwise in accordance with the terms of this Agreement.

SECTION 14

Notices

All notices or other communications required or permitted by this Agreement shall be in writing and shall be sufficiently given if sent by certified mail, postage prepaid, addressed as follows:

If to Executive, to:

Stephen P. Reynolds
Puget Energy, Inc.
P.O. Box 97034
Bellevue, WA 98009

If to Company:

Puget Sound Energy, Inc.
P.O. Box 97034
Bellevue, WA 98009-9734
Attention: Vice President Human Resources
Facsimile: (206) 462-3300

Any such notice or communication shall be deemed to have been given as of the date mailed. Any address may be changed by giving written notice of such change in the manner provided herein for giving notice.

SECTION 15

Amendment; Waiver

This Agreement shall not be amended or modified nor shall any provision hereof be waived except by written instrument executed by the Company and Executive. A waiver of any provision of this Agreement shall not operate or be construed as a waiver of any other provision, and a waiver of any default in any provision shall not operate or be construed as a waiver of any later default thereof.

SECTION 16

Binding Effect

This Agreement shall be binding upon and inure to the benefit of the Parties, and their successors, legal representatives and heirs, including any successor to the Company's business or assets by merger, consolidation, sale of assets or otherwise.

SECTION 17

Entire Agreement

This Agreement contains the entire understanding of the Parties with regard to the subject matter of this Agreement and may only be changed by written agreement signed by both Parties. Any and all prior discussions, negotiations, commitments and understandings related thereto, including the prior employment agreement between the parties, are merged herein.

SECTION 18

Governing Law

This Agreement shall be governed by, construed and enforced in accordance with the laws of the state of Washington, without giving effect to principles and provisions thereof relating to conflict or choice of laws and irrespective of the fact that any one of the Parties is now or may become a resident of a different state.

SECTION 19

Validity

In case any term of this Agreement shall be invalid, illegal or unenforceable, in whole or in part, the validity of any of the other terms of this Agreement shall not in any way be affected thereby.

SECTION 20

Successors

The Company may not assign its rights and obligations under this Agreement without the prior written consent of Executive except to a successor of the Company's business which expressly assumes the Company's obligations hereunder in writing. This Agreement shall be binding upon and inure to the benefit of Executive, his estate and surviving spouse or other beneficiary, the Company and the successors and permitted assigns of the Company.

SECTION 21

Survival of Executive’s Rights

All of Executive's rights hereunder, including his rights to compensation and benefits, and his noncompetition obligations under Section 17 hereof, shall survive the expiration of the Employment period, any termination of Executive's employment and the termination of this Agreement.

SECTION 22

Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

PUGET SOUND ENERGY, INC.

By:__________________________________________

Title:__________________________________________

PUGET ENERGY, INC.

By:__________________________________________

Title:__________________________________________

EXECUTIVE

By:__________________________________________
Stephen P. Reynolds

EXHIBIT A

SUMMARY OF RELOCATION PROVISIONS

Puget Sound Energy agrees to the following terms in regard to the relocation of Steven P. Reynolds from Houston, Texas to the Seattle, Washington area:
  Payment of the reasonable cost of moving Employee’s household goods from Houston, Texas to the Seattle, Washington area, including the cost of up to two vehicles and a maximum of six months' storage if needed.
  Reimbursement for reasonable temporary living expenses for rent, required deposits, and utility payments for up to six months.
  Reimbursement for expenses to move Employee’s household items from his temporary residence to his permanent home in the Seattle area.
  Reimbursement for the non-recurring closing costs associated with the purchase of his home in the Seattle area, not to exceed 3% of the purchase price, which includes a maximum of 2% for discount points.
  Full tax assistance on eligible expenses.
  If Employee resigns or is terminated for cause within twelve months of hire, Employee will be required to reimburse Puget Sound Energy for the cost of your relocation. This obligation will be reduced by 1/12th for each month of completed service.